Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Tarena International, Inc. on Form S-8 of our report dated April 26, 2022, with respect to our audits of the consolidated financial statements of Tarena International Inc. as of December 31, 2020, and 2021 and for the years ended December 31, 2019, 2020 and 2021 and our report dated April 26, 2022, with respect to our audit of internal control over financial reporting of Tarena International, Inc. as of December 31, 2021, appearing in the Annual Report on Form 20-F of Tarena International, Inc. for the year ended December 31, 2021.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

Beijing, China

March 15, 2023